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                                                               Exhibit 99(b)


[Solutia Letterhead]


FOR IMMEDIATE RELEASE
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                              Contacts: Media - Glenn Ruskin - 314-674-4078
                                   Financial - Marleen Judge - 314-674-7777

                  SOLUTIA REACHES AGREEMENT WITH EURO NOTE
                BONDHOLDERS TO PERMIT U.S. CHAPTER 11 FILING

         ST. LOUIS, Dec. 17, 2003/PRNewswire-FirstCall/ -- Solutia Inc. (NYSE:SOI), announced today that it and its subsidiary, Solutia Europe SA/NV, have reached agreement with the holders of approximately two-thirds of the aggregate principal amount outstanding of the 6.25% Euro Notes, due in 2005 to restructure those Euro Notes in a way that would remove a potential filing by Solutia Inc. and its domestic subsidiaries for relief under Chapter 11 of the United States Bankruptcy Code as an event which would accelerate the Euro Notes. This change would allow Solutia Europe to continue normal operations and not be forced to file for reorganization under Chapter 11 or under the laws of its country of incorporation, Belgium, if the parent company and its domestic subsidiaries were to file. The Euro Notes are issued by Solutia Europe and were guaranteed by Solutia Inc. and aggregate 200 million Euros in principal amount.

         Solutia and the Euro Note holders have agreed to modify the Euro Notes in the following manner:

         1. Cross default provisions in the Euro Notes that would result in default and acceleration of the Euro Notes upon the filing of a Chapter 11 proceeding by Solutia Inc. will be eliminated.

         2. The maturity of the notes will be extended to Dec.15, 2008 from the current Feb.15, 2005.

         3. Interest on the notes will be paid at the rate of 10% per annum, payable semi-annually.


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         4. Holders of the Euro Notes will be granted security interests in substantially all of the assets of Solutia Europe and its subsidiaries, which will also guarantee the Euro Notes.

         5. Partial redemption of the Euro Notes as a result of permitted asset sales will be allowed. Full redemption will be barred for 18 months; thereafter, full redemption will be allowed at 105% of principal for the next year, 103% of principal for the year thereafter, 101% of principal for the year after that and at par thereafter.

         6. Covenants will be implemented which will have the effect of limiting the ability of Solutia Europe and its subsidiaries to transfer assets or cash out of those entities until the Euro Notes are paid.

         7. Solutia Europe will agree to certain financial reporting requirements and to indemnify Euro Note holders against certain liabilities.

         This agreement will be implemented in a two step procedure, the first step of which has already occurred. In the first step, which was completed on Dec.16, 2003 at a meeting of Euro Note holders held in Brussels, the required percentage of Euro Note holders adopted resolutions which eliminate through Jan.30, 2004 the ability to accelerate and default the Euro Notes because of a Chapter 11 filing by Solutia Inc. In consideration for that agreement, Solutia Europe is today making an additional interest payment to the Euro Note holders of approximately 1.3 million Euros.

         The second step will be implemented in a second meeting of Euro Note holders to be held in Brussels no later than Jan. 29, 2004.

         Jeffry N. Quinn, Senior Vice President and Chief Restructuring Officer of Solutia Inc., commented as follows on the agreement: "We believe that we have reached an agreement with the holders of Solutia Europe's Euro Notes that is mutually beneficial for both the holders of those notes and for Solutia. The facts that have led Solutia Inc. and its domestic subsidiaries to consider filing petitions under Chapter 11 do not apply equally to Solutia Europe and to Solutia's other overseas operations. The non-US operations are not directly burdened by the legacy liabilities imposed on Solutia Inc. at its creation by the former Monsanto Company and are


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healthy, cash flow positive businesses. We therefore do not believe that
Solutia Europe or the other overseas subsidiaries of Solutia need to file for reorganization, but the cross default provisions of the Euro Notes would have required them to do so upon a filing by Solutia Inc. By eliminating that cross default, the European and other overseas operations of Solutia can continue their businesses unaffected by a potential U.S. Chapter 11 proceeding.

         "We think this amendment is in the best interests of the customers, vendors and creditors of both our overseas and domestic operations. Further, by extending the maturity of the Euro Notes by over 30 months, we have given ourselves time to finalize a potential reorganization in the United States and to then deal with the maturity of the Euro Notes. From the point of view of the Euro Note holders, we believe the concessions we have made to them in terms of interest rate, security, redemption protection and covenants fairly compensate them for their concessions," Quinn noted.

CORPORATE PROFILE

         Solutia (http://www.Solutia.com) uses world-class skills in applied chemistry to create value-added solutions for customers, whose products improve the lives of consumers every day. Solutia is a world leader in performance films for laminated safety glass and after-market applications; process development and scale-up services for pharmaceutical fine chemicals; specialties such as water treatment chemicals, heat transfer fluids and aviation hydraulic fluid and an integrated family of nylon products including high-performance polymers and fibers.

         Solutia ...Solutions for a Better life.

                                    -oOo-

Source: Solutia Inc.
St. Louis
Date 12/17/03